UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 11, 2011

REDPOINT BIO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51708	22-3393959
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Redpoint Bio Corporation

7 Graphics Drive

Ewing, New Jersey 08628

(Address of Principal Executive Offices)

(609) 637-9700
Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02               Termination of a Material Definitive Agreement.

On September 25, 2008, Redpoint Bio Corporation, a Delaware corporation (the “Company”), entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with CIT Healthcare LLC (the “Lender”).  Pursuant to the Loan and Security Agreement, and subject to the terms and conditions contained therein, the Company was authorized to borrow up to $2,000,000 for the purchase of certain equipment, a portion of the proceeds which could have been used for general corporate working purposes.  Under the terms of the Loan and Security Agreement, the Company was authorized to borrow such funds for one year following the date of closing and was required to repay each loan within 48 months of the date of each respective loan.  The Company’s obligations under the Loan and Security Agreement were secured by a lien on the purchased equipment.

On May 11, 2011, the Company entered into a Discounted Payoff Agreement with the Lender, whereby the Lender agreed to accept Forty Two Thousand Six Hundred Thirty Nine Dollars and Forty Two Cents ($42,639.42) (the “Payoff Amount”) in full satisfaction of the total outstanding balance of the loans, which was Six Hundred Thirty Four Thousand Seven Hundred Eighty Eight Dollars and Forty-Eight Cents ($634,788.48).  Upon receipt by the Lender of the Payoff Amount, the Loan and Security Agreement automatically terminated, and all liabilities, obligations and indebtedness of the Company to the Lender are deemed satisfied in full and all liens and security interests of the lender in any of the Company’s property shall be deemed released and terminated.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Discounted Payoff Agreement, by and between Redpoint Bio Corporation and CIT Healthcare LLC, dated May 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDPOINT BIO CORPORATION

Dated: May 12, 2011

	By:	/s/ Scott Horvitz
	Name:	Scott Horvitz
	Title:	Chief Financial Officer, Treasurer and Secretary